Exhibit 99.3

The Securities have not been, and will not be, registered under the securities laws of any Member State of the European Economic Area (including Cyprus) and may not be offered to the public within any Member State of the European Economic Area in circumstances that would require the publication of a Prospectus under Regulation (EU) 2017/1129.

The Securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail clients in the European Economic Area, as defined in Directive 2014/65/EU (as amended or replaced from time to time).

The Securities and the Guarantee in respect thereof have not been and will not be registered under the US Securities Act of 1933, as amended (the Securities Act), and may not be offered, sold or delivered within the United States except in transactions exempt from, or not subject to, the registration requirements of the Securities Act.

CONDITIONS OF THE TRANCHE A GUARANTEED PERFORMANCE SECURITIES

The following (save for paragraphs in italics, which are included for information purposes only) is the text of the Conditions of the Tranche A Guaranteed Performance Securities which (subject to modification) will be endorsed on the Certificates issued in respect of the Tranche A Guaranteed Performance Securities:

The Tranche A Guaranteed Performance Securities (the Securities, which expression shall in these Conditions, unless the context otherwise requires, include any further securities issued pursuant to Condition 15 (Further Issues) and forming a single series with the Securities) of Interpipe Investments Plc (registered number HE 397994, a public company established under the law of Cyprus whose registered office is located at 8 Mykinon Street, 1065 Nicosia, Cyprus) (the Issuer) are issued subject to and with the benefit of an Agency Agreement dated [•] 2019 (such agreement as amended and/or supplemented and/or restated from time to time, the Agency Agreement) made between the Issuer, the Parent (acting in its capacity as guarantor (the Guarantor)), Citigroup Global Markets Europe AG as registrar (the Registrar), Citibank, N.A., London Branch as transfer agent (the Transfer Agent) and Citibank, N.A., London Branch as fiscal agent and as principal paying agent (the Fiscal Agent and, together with any other paying agents appointed from time to time, the Paying Agents, and the Registrar, Transfer Agents and Paying Agents collectively, the Agents).  The holders of the Securities (the Securityholders) are entitled to the benefit of a Deed of Covenant (the Deed of Covenant) dated [•] 2019 executed as a deed by the Issuer.  The Deed of Covenant is held by Citibank Europe plc as Common Depositary for Euroclear (as defined below) and Clearstream, Luxembourg (as defined below).

The payment of all amounts in respect of the Securities has been unconditionally and irrevocably guaranteed by the Guarantor (the Guarantee) pursuant to a Deed of Guarantee (as modified and/or supplemented and/or restated from time to time, the Deed of Guarantee) dated [•] 2019 and executed by the Guarantor.  The original of the Deed of Guarantee is held by the Fiscal Agent on behalf of the Securityholders at its specified office.

The statements in these Conditions include summaries of, and are subject to, the detailed provisions of and definitions in the Agency Agreement and the Deed of Guarantee.  Copies of the Agency Agreement, the Deed of Guarantee and the Deed of Covenant are available for inspection during normal business hours by the Securityholders at the specified office of each of the Paying Agents.  The Securityholders are entitled to the benefit of, are bound by, and are deemed to have notice of, all the provisions of the Agency Agreement, the Deed of Guarantee and the Deed of Covenant applicable to them.  References in these Conditions to the Fiscal Agent, the Registrar, the Paying Agents and the Agents shall include any successor(s) thereto appointed under the Agency Agreement.

1.                                      FORM AND TITLE

1.1                               Form

The Securities are issued in registered form in whole numbers and may not be sub-divided into fractions of Securities. A total of (1)[•] Securities are initially issued on the Closing Date, and further Securities may be issued pursuant to Condition 15 (Further Issues) which form a single series with the Securities.

The Securities are issued without any nominal or principal amount, and the only amounts which may be due and payable by the Issuer from time to time under or in respect of the Securities shall be those amounts specifically provided for in these Conditions (but without prejudice to any damages or other amounts which may be awarded for or in respect of any breach by the Issuer of any provision of these Conditions).

(1)  To be finalised in accordance with closing mechanics

A certificate (each a Certificate) will be issued to each Securityholder in respect of its registered holding of Securities.  Each Certificate will specify the number of Securities represented thereby, and will be numbered serially with an identifying number which will be recorded on the relevant Certificate and in the register of Securityholders (the Register) which the Issuer will procure to be kept by the Registrar outside the United Kingdom.

1.2                               Title

Title to the Securities passes only by registration in the Register. The holder of any Security will (except as otherwise required by law) be treated as its absolute owner for all purposes (regardless of any notice of ownership or writing on, or the previous theft or loss of, the Certificate issued in respect of it) and no person will be liable for so treating the holder.  In these Conditions Securityholder and (in relation to a Security) holder means the person in whose name a Security is registered in the register of Securityholders.

2.                                      TRANSFERS OF SECURITIES AND ISSUE OF CERTIFICATES

2.1                               Transfers

A Security may be transferred by depositing the Certificate issued in respect of that Security, with the form of transfer on the back duly completed and signed, at the specified office of the Registrar or any of the Agents. Securities are transferable in whole numbers only and no Security may be transferred in part.  Any purported transfer of part of a Security only will be invalid and will not be registered in the Register.

2.2                               Delivery of new Certificates

Each new Certificate to be issued upon a transfer of Securities will, within five business days of receipt by the Registrar or the relevant Agent of the duly completed form of transfer endorsed on the relevant Certificate, be mailed by uninsured mail at the risk of the holder entitled to the Security to the address specified in the form of transfer.  For the purposes of this Condition 2.2, business day shall mean a day on which banks are open for business in the city in which the specified office of the Agent with whom a Certificate deposited in connection with a transfer is located.

Where some but not all of the Securities in respect of which a Certificate is issued are to be transferred, a new Certificate in respect of the balance of Securities not so transferred will, within five business days of receipt by the Registrar or the relevant Agent of the original Certificate, be mailed by uninsured mail at the risk of the holder of the Securities not so transferred to the address of such holder appearing on the Register or as specified in the form of transfer.

2.3                               Formalities free of charge

Registration of transfer of Securities will be effected without charge by or on behalf of the Issuer or any Agent but upon payment (or the giving of such indemnity as the Issuer or any Agent may reasonably require) in respect of any Tax or other governmental charges which may be imposed in relation to such transfer.

2.4                               Closed Periods

No Securityholder may require the transfer of a Security to be registered during the period of 15 days ending on the due date for payment of any Performance Sharing Fee, Proceeds Sharing Fee, Early Settlement Amount or Balancing Payment on that Security.

2.5                               Regulations

All transfers of Securities and entries on the register of Securityholders will be made subject to the detailed regulations concerning transfer of Securities scheduled to the Agency Agreement.  The regulations may be changed by the Issuer with the prior written approval of the Registrar.  A copy of the current regulations will be mailed (free of charge) by the Registrar to any Securityholder who requests one.

3.                                      STATUS OF THE SECURITIES AND THE GUARANTEE

3.1                               Status of the Securities

The Securities are direct, unconditional and unsecured obligations of the Issuer and rank pari passu and without any preference among themselves and at least pari passu with all other outstanding unsecured and unsubordinated obligations of the Issuer from time to time, present and future (save for obligations which are mandatorily preferred by applicable law). All payments to be made by the Issuer under the Securities will be calculated and made without (and free and clear of any deduction for) set-off or counterclaim.

3.2                               Status of the Guarantee

The payment of all amounts payable by the Issuer in respect of the Securities has been unconditionally and irrevocably guaranteed by the Guarantor. The obligations of the Guarantor under the Guarantee are direct, unconditional and unsecured obligations of the Guarantor and rank at least pari passu with all other unsecured and unsubordinated obligations of the Guarantor from time to time, present and future (save for obligations which are mandatorily preferred by applicable law). All payments to be made by the Guarantor under the Guarantee will be calculated and made without (and free and clear of any deduction for) set-off or counterclaim.

4.                                      PERFORMANCE SHARING FEE

4.1                               Definitions

In this Condition 4:

Adjusted Cashflow means, in respect of a Test Period, Cashflow for that Test Period but without deducting, where such amounts would otherwise be deductible in accordance with the Accounting Principles or the definition of Cashflow, any Non-Deductible Expenses incurred in or relating to that Test Period;

Applicable Percentage has the meaning given to that term in Condition 4.3 (Determination of the Applicable Percentage);

First Test Period means the Test Period commencing on the earlier to occur of the next 1 January or 1 July immediately following the Final Discharge Date;

Non-Deductible Expenses means:

(a)                                 any Exceptional Items;

(b)                                 any Restructuring Costs; and

(c)                                  any non-arms’ length costs or cash payments (including for these purposes, any fees paid to any Shareholder Affiliate or the principal amount of any Non-Arms’ Length Debt repaid, or any interest paid or accrued on any Non-Arms’ Length Debt (but excluding, in relation to a Relevant Period, any EastOne Costs up to a maximum amount of USD3,000,000 in that Relevant Period)); and

Test Period means each period of 12 months by reference to which the amount of a Performance Fee Instalment is to be calculated.

4.2                               Timing and quantum

(a)                                 Subject to Condition 4.5 (Limitation on obligations), the Issuer (failing which, the Guarantor) shall pay a fee (the Performance Sharing Fee) to the Securityholders in instalments (each such instalment a Performance Fee Instalment), that fee being payable in US Dollars at the times and in the amounts determined in accordance with this Condition 4.

(b)                                 A Performance Fee Instalment shall (subject to Condition 4.5 (Limitation on obligations) be payable for each of the three successive Test Periods commencing with the First Test Period. The amount of each Performance Fee Instalment payable by the Issuer (failing which, the Guarantor) to the Securityholders as a class will, subject to Condition 4.4 (Adjustment of prior Performance Fee Instalments), be the Relevant Proportion of the Total Performance Fee Instalment (and each Securityholder will be entitled to receive its Pro Rata Share of such payment). The Total Performance Fee Instalment means the higher of the Applicable Percentage (as specified in Condition 4.3 below) of the Parent’s:

(i)                                     Adjusted Consolidated EBITDA; and

(ii)                                  Adjusted Cashflow,

for each relevant Test Period.  Adjusted Consolidated EBITDA and Adjusted Cashflow shall, in each case, be determined by reference to the Parent’s annual audited consolidated financial statements and, as the case may be, its unaudited semi-annual consolidated financial statements covering the relevant Test Period.

(c)                                  The Issuer (failing which, the Guarantor) shall pay the Performance Fee Instalment due in respect of each Test Period to the Securityholders within:

(i)            where the relevant Performance Fee Instalment is being determined by reference to the Parent’s annual audited consolidated financial statements, 25 days after the earlier of the date:

(A)                               which is 150 days after the end of the relevant Financial Year; and

(B)                               on which the Parent approves the audited consolidated financial statements for the relevant Financial Year; or

(ii)           where the relevant Performance Fee Instalment is being determined by reference to a combination of the Parent’s audited consolidated financial statements for the prior Financial Year and the Parent’s unaudited year to date consolidated financial statements relating to the second Financial Quarter of the then current Financial Year, 115 days after the end of the relevant Financial Quarter.

4.3                               Determination of the Applicable Percentage

For the purposes of Condition 4.2(b) (Timing and quantum), the Applicable Percentage of Adjusted Consolidated EBITDA or Adjusted Cashflow, as the case may be, for each Test Period shall be the percentage shown in the column of the table below which is set out opposite, and corresponds to, the number of years that have elapsed since the Closing Date at the start of that Test Period:

	Applicable Percentage
Number of years elapsed since the Closing Date at the start of the relevant Test Period	Adjusted Consolidated EBITDA	Adjusted Cashflow
1 to 4	15%	22.5%
5 to 7	20%	27.5%
8 to 10	25%	33%

4.4                               Adjustment of prior Performance Fee Instalments

(a)                                 Subject to Condition 4.4(b) below, where any Performance Fee Instalment is calculated by reference to both the Parent’s annual audited consolidated financial statements for the prior Financial Year and its unaudited year to date consolidated financial statements relating to the second Financial Quarter of the then current Financial Year, the calculation of the amount of that instalment shall be tested by reference to the next set of the Parent’s annual audited consolidated financial statements to be delivered.  If that test demonstrates that the amount of the Performance Fee Instalment actually paid should have been higher or lower, the first to fall due of:

(i)            the next Performance Fee Instalment;

(ii)           any Proceeds Fee Payment;

(iii)          any Early Settlement Amount (as that term is defined in Condition 6.2 (Early redemption);

(iv)          any Reconciliation Payment (as that term is defined in Condition 6.3(a) (Subsequent Reconciliation Payment));

(v)           any Balancing Payment (as that term is defined in Condition 6.4(a) (Subsequent Balancing Payment)),

(as the case may be) shall be increased or decreased by a corresponding amount.

(b)                                 In circumstances where each Performance Fee Instalment is being calculated by reference to (in part) the Parent’s unaudited year to date consolidated financial statements relating to the second Financial Quarter of the then current Financial Year, no such adjustment mechanism will apply to the last scheduled Performance Fee Instalment.

4.5                               Limitation on obligations

(a)                                 The Performance Sharing Fee shall not become payable by the Issuer (failing which, the Guarantor) unless and until after the Final Discharge Date occurs.

(b)                                 Without prejudice to Condition 4.5(a) above, no Performance Sharing Fee (or, as the case may be, no further Performance Fee Instalments) shall be payable by the Issuer (failing which, the Guarantor) if there is, or after the occurrence of:

(i)                                     a Change of Control; or

(ii)                                  a sale of substantially all of the assets of the Group,

prior to the due date for payment of the relevant Performance Fee Instalment.

5.                                      PROCEEDS SHARING FEE

5.1                               Definitions

In this Condition 5:

Actual Discharge Amount means, at any time, the actual amount required to prepay or pay in full all amounts outstanding under and in connection with the Initial Senior Finance Documents, the Senior Notes Documents and (if applicable) the Exit Fee Agreement;

Adjusted Net Sale Proceeds means, in relation to a Qualifying Event, the aggregate of:

(a)                                 the relevant Qualifying Event Net Proceeds;

(b)                                 in the case of any sale of shares or other ownership interests (and where such amounts have not been taken into account in agreeing or calculating the relevant purchase price), the value of any cash balances held by the relevant companies at the date on which the sale completes; and

(c)                                  if (but only to the extent that such amounts have not already been taken into account in calculating a prior Proceeds Fee Payment) any dividends or other distributions (whether in cash or in specie) have been paid to any shareholder in the Parent, or the principal amount of any Non-Arms’ Length Debt has been discharged by any member of the Group, or any interest has been paid on any Non-Arms’ Length Debt, or any management or other fee has been paid to any Shareholder Affiliate (other than, in the case of EastOne, EastOne Costs of up to a maximum amount of USD3,000,000 in any Financial Year), in each case since the Closing Date, an amount equal to:

(i)            where the applicable Qualifying Event Net Proceeds are received prior to the fourth anniversary of the Closing Date, 10 per cent. of the relevant dividends, other distributions repayments, interest or fees; or

(ii)           where the applicable Qualifying Event Net Proceeds are received on or after the fourth anniversary of the Closing Date, 20 per cent. of the relevant dividends, other distributions, repayments, interest or fees,

(including, in the case of paragraph (a) above (but without double-counting if the adjustment would otherwise also be made pursuant to paragraph (b) above), the amount of any post-completion upward adjustments to the relevant sale consideration including, but not limited to, completion account reconciliations, escrow retentions and earn out provisions) less the aggregate of:

(x)                                 in respect of any Qualifying Event Net Proceeds received prior to the Final Discharge Date, the lower of:

(i)                                     the Actual Discharge Amount; and

(ii)                                  the Gross Discharge Amount,

in each case at the relevant time; and

(y)                                 in respect of any Qualifying Event Net Proceeds received at any time, any financial indebtedness falling outside the scope of paragraph (x) above which is contractually required to be repaid or prepaid as a result of the relevant disposal or issuance and excluding, for these purposes, the repayment or prepayment of any Non-Arms’ Length Debt;

Applicable Percentage has the meaning given to that term in Condition 5.3 (Determination of the Applicable Percentage);

Gross Discharge Amount means, at any time, the amount which would be required to prepay in full all amounts outstanding under and in connection with the Initial Senior Finance Documents, the Senior Notes Documents and (if applicable) the Exit Fee Agreement if all Net Disposal Proceeds received by any member of the Group after the Closing Date (excluding, for these purposes, the first USD5,000,000 of the Net Disposal Proceeds received in each Financial Year commencing with the Financial Year in which the Closing Date occurs) had been applied in prepayment of all such amounts;

Net Disposal Proceeds means the consideration (either cash or the market value of any non-cash consideration) receivable by any member of the Group (including any amount receivable in repayment of intercompany debt) for any disposal made by a member of the Group after deducting:

(a)                                 any reasonable expenses which are incurred by any member of the Group with respect to that disposal to persons who are not members of the Group or Shareholder Affiliates;

(b)                                 any Tax incurred and required to be paid by the seller in connection with that disposal (as reasonably determined by the seller, on the basis of existing rates and taking account of any available credit, deduction or allowance);

Qualifying Event means the entry into, by a member of the Group or a Principal Shareholder or a direct shareholder in the Parent, of a binding agreement for a sale or other disposal (whether by one or a series of transactions) of either:

(a)                                 all the shares in the Parent or all or substantially all of the assets of the Group;

(b)                                 some shares in the Parent, or the issuance of new shares in the Parent, which (in each case) results in a Change of Control; or

(c)                                  shares or other ownership interests in members of the Group, or assets of the Group, the value of which, when aggregated, represent 20 per cent. or more of the profit, turnover or gross assets of the Group as a whole (as determined by reference to the latest audited financial statements of each relevant Group company (if any) and the Group as a whole), in each case on or prior to the date falling three years after the Final Discharge Date;

Qualifying Event Net Proceeds means, in relation to a Qualifying Event, the consideration (either cash or the market value of any non-cash consideration) receivable by:

(a)                                 any member of the Group (including any amount receivable in repayment of intercompany debt) for any disposal of an asset (including any shares or other ownership interests) by a member of the Group;

(b)                                 the Parent for any issuance of new shares in the Parent; or

(c)                                  a Principal Shareholder, a direct shareholder in the Parent or any other Shareholder Affiliate:

(i)            for the disposal of any existing shares in the Parent or any other ownership interests which, in each case, results in a Change of Control; and/or

(ii)                                  by way of the repayment of any Non-Arms’ Length Debt, provided that the amount of the repayment to be taken into account for the purposes of calculating the relevant Qualifying Event Net Proceeds shall be the lower of:

(A)                               the full amount of the Non-Arms’ Length Debt that is repaid pursuant to or in connection with the relevant Qualifying Event; and

(B)                               the aggregate of:

I.             USD40,000,000 (or its equivalent in other currencies); and

II.            an amount equal to the interest that has accrued or would have accrued on that principal amount of debt since 17 April 2014 at a rate of 10.5 per cent. per annum, compounded annually,

and after deducting:

(i)            any reasonable expenses which are incurred by a member of the Group, a Principal Shareholder or other direct shareholder in the Parent in connection with that Qualifying Event to persons who are not members of the Group or Shareholder Affiliates; and

(ii)           any Tax incurred and required to be paid by the seller or the issuing entity in connection with that Qualifying Event (as reasonably determined by the seller or the issuing entity, on the basis of existing rates and taking account of any available credit, deduction or allowance).

5.2                               Timing and amount

(a)                                 The Issuer (failing which, the Guarantor) shall pay a fee (the Proceeds Sharing Fee) to the Securityholders as a class by reference to the occurrence of each and any Qualifying Event which generates positive Adjusted Net Sale Proceeds (each such fee a Proceeds Fee Payment), that fee being payable in US Dollars at the times and in the amounts determined in accordance with this Condition 5.

(b)                                 The amount of each Proceeds Fee Payment payable by the Issuer (failing which, the Guarantor) to the Securityholders as a class shall, subject to Condition 5.4 (Adjustment of Proceeds Fee Payments), be the Relevant Proportion of the Total Proceeds Fee Payment (and each Securityholder will be entitled to receive its Pro Rata Share of such payment). The Total Proceeds Fee Payment means the Applicable Percentage (as specified in Condition 5.3 below) of the Adjusted Net Sale Proceeds as determined by reference to the Qualifying Event Net Proceeds that are received by member(s) of the Group, Principal Shareholder(s) or by other direct shareholder(s) in the Parent pursuant to or in connection with a Qualifying Event.

(c)                                 (i)            Subject to (ii) below, the Issuer (failing which, the Guarantor) shall pay each Proceeds Fee Payment to the Securityholders within 25 days of receipt by the relevant member(s) of the Group, Principal Shareholder(s) or other direct shareholder(s) in the Parent of any Qualifying Event Net Proceeds.

(ii)           The 25 day period under this Condition 5.2(c) does not apply where Condition 5.4(a) (Adjustment of Proceeds Fee Payments) is engaged.

(d)                                 The Issuer and the Guarantor acknowledge that:

(i)            where any Qualifying Event Net Proceeds are payable in instalments, the applicable Proceeds Sharing Fee may also be payable in an equal number of corresponding Proceeds Fee Payments; and

(ii)           a Proceeds Fee Payment may become payable by reference to more than one Qualifying Event if there is a Qualifying Event within the scope of paragraph (c) of the definition of that term followed by another Qualifying Event within the scope of that paragraph or a Qualifying Event within the scope of paragraph (a) or (b) of the definition.

5.3                               Determination of the Applicable Percentage

For the purposes of Condition 5.2(b) (Timing and amount), the Applicable Percentage of the Adjusted Net Sale Proceeds referable to a Qualifying Event shall be the percentage shown in the second column of the table below which is set out opposite, and corresponds to, the number of years that have elapsed since the Closing Date at the time the relevant Qualifying Event Net Proceeds are received:

Number of years elapsed since the Closing Date when the relevant Qualifying Event Net Proceeds are received	Applicable Percentage
Less than 4 years	10%
4 years or more	20%

5.4                               Adjustment of Proceeds Fee Payments

(a)                                 The amount of any Proceeds Fee Payment that falls due from the Issuer (failing which, the Guarantor) under this Condition 5 during a Test Period by reference to which a Performance Fee Instalment is payable shall be reduced as follows:

(i)            where a Performance Fee Instalment relating to a prior Test Period (the Prior PFI) has been paid pursuant to Condition 4 (Performance Sharing Fee) prior to the date on which the relevant Proceeds Fee Payment falls due, the amount of that Proceeds Fee Payment shall be reduced by the amount of that Prior PFI; or

(ii)           where that Prior PFI has not been paid at the time the relevant Proceeds Fee Payment falls due:

(A)                               the due date for payment of that Proceeds Fee Payment shall be deferred until the date on which the Prior PFI falls due for payment; and

(B)                               on that deferred due date for payment, the amount of that Proceeds Fee Payment shall be reduced by the amount of that Prior PFI,

but, in each case, only to the extent that the amount of such Prior PFI has not already been applied to reduce the amount of a prior Proceeds Fee Payment.

(b)                                 The amount of a Proceeds Fee Payment may also be adjusted in accordance with Condition 4.4(a) (Adjustment of prior Performance Fee Instalments).

6.                                      FINAL DISCHARGE, EARLY SETTLEMENT, PURCHASE AND CANCELLATION

6.1                               Final Discharge

Once all amounts which have or may become due and payable under these Conditions have been duly paid in full by the Issuer (failing which, the Guarantor), the Issuer’s obligations under the Securities (and, subject to the terms of the Deed of Guarantee, the Guarantor’s obligations under the Guarantee in respect thereof) shall be discharged in full and the Securities and the Guarantee will forthwith be cancelled.

6.2                               Early Settlement

(a)                                 The Issuer shall have the option (the Early Settlement Option) to prepay and discharge its obligations to the Securityholders in respect of the Performance Sharing Fee and Proceeds Sharing Fee in accordance with this Condition 6.2.

(b)                                 The Issuer may exercise the Early Settlement Option at any time by delivering:

(i)            not less than 15 nor more than 30 days’ notice to the Securityholders in accordance with Condition 13 (Notices):

(A)                              informing Securityholders that it is exercising the Early Settlement Option; and

(B)                              specifying the amount payable upon the exercise of the Early Settlement Option, how that amount has been determined by reference to the formula in Condition 6.2(c) below and the date fixed for settlement of the Early Settlement Amount (the Early Settlement Date); and

(ii)           notice to the Fiscal Agent not less than 5 days before the giving of the notice referred to in Condition 6.2(b)(i) above.

Any notice given by the Issuer pursuant to this Condition 6.2(b) shall be irrevocable.

(c)                                  On the Early Settlement Date the Issuer (failing which, the Guarantor) shall pay to the Securityholders as a class an amount (the Early Settlement Amount) equal to the Relevant Proportion of the Total Early Settlement Amount (and each Securityholder will be entitled to receive its Pro Rata Share of such payment). The Total Early Settlement Amount means:

(i)            where the Issuer (failing which, the Guarantor) actually discharges the Early Settlement Amount prior to the fourth anniversary of the Closing Date, subject always to Condition 6.2(e) below, the higher of:

(A)                              USD125,000,000; and

(B)                              an amount equal to the Adjusted Consolidated EBITDA of the Group for the Financial Year most recently ended as at the Early Settlement Date (as determined by reference to the annual audited consolidated financial statements of the Parent for such Financial Year); or

(ii)           where the Issuer (failing which, the Guarantor) only discharges the Early Settlement Amount on or after the fourth anniversary of the Closing Date (including in circumstances where payment should have been, but was not, made prior to that fourth anniversary), subject always to Condition 6.2(e) below, the higher of:

(A)                              USD175,000,000; and

(B)                              an amount equal to the Adjusted Consolidated EBITDA of the Group for the Financial Year most recently ended as at the Early Settlement Date (as determined by reference to the annual audited consolidated financial statements of the Parent for such Financial Year).

Without prejudice to Condition 6.2(d) below, in neither case shall the amount payable by the Issuer (failing which, the Guarantor) on the exercise of the Early Settlement Option be reduced by the amount of any Performance Fee Instalment or any Proceeds Fee Payment already paid pursuant to, respectively, Condition 4 (Performance Sharing Fee) or Condition 5 (Proceeds Sharing Fee).

(d)                                 The quantum of the Early Settlement Amount may be adjusted in accordance with Condition 4.4(a) (Adjustment of prior Performance Fee Instalments) to reflect adjustments required to be made to the amount of a prior Performance Fee Instalment.

(e)                                  Where the Issuer exercises the Early Settlement Option during a particular Financial Year and the due date for payment of the relevant Early Settlement Amount occurs prior to the time at which the audited annual consolidated financial statements in respect of the Parent for the immediately preceding Financial Year are available (irrespective of whether or not the Issuer is in compliance with its obligations under Condition 7.2(a)(i) (Financial statements)), the amount of the Early Settlement Amount payable by the Issuer under this Condition 6.2 shall be:

(i)                                     where Condition 6.2(c)(i) above applies, USD125,000,000; and

(ii)                                  where Condition 6.2(c)(ii) above applies, USD175,000,000.

6.3                               Subsequent Reconciliation Payment

(a)                                 Where Condition 6.2(e) (Early Settlement) applies, because the audited annual consolidated financial statements in respect of the Parent for the Financial Year (the Prior Financial Year) immediately preceding the Financial Year in which the relevant Early Settlement Amount was paid were not available, the Early Settlement Amount that was paid shall be compared with the Adjusted Consolidated EBITDA for the Group for the Prior Financial Year when the relevant audited annual consolidated financial statements are delivered.  If the Adjusted Consolidated EBITDA for the Group for the Prior Financial Year is higher than the amount of the Early Settlement Amount that was paid under Condition 6.2(e), the Issuer shall pay to the Securityholders as a class an amount (the Reconciliation Payment) equal to the difference between:

(i)                                     the Adjusted Consolidated EBITDA for the Group for the Prior Financial Year; and

(ii)                                  the Early Settlement Amount that has already been paid under Condition 6.2(e),

and each Securityholder will be entitled to its Pro Rata Share of such Reconciliation Payment.

(b)                                 The amount of the Reconciliation Payment may itself be adjusted in accordance with Condition 4.4(a) (Adjustment of prior Performance Fee Instalments) to reflect adjustments required to be made to the amount of a prior Performance Fee Instalment.

6.4                               Subsequent Balancing Payment

(a)                                 Where the Issuer exercises the Early Settlement Option, if there is either:

(i)             a Change of Control of the Parent; or

(ii)           one or more sales of Group companies or assets the value of which, when aggregated, represents 20 per cent. or more of the profit, turnover or gross assets of the Group as a whole (as determined by reference to the latest audited or unaudited financial statements of each relevant Group company (if any) and/or the Group as a whole), within nine months of the date on which the Early Settlement Amount was paid to the Securityholders, the Issuer (failing which, the Guarantor) shall pay an additional settlement amount or amounts (the Balancing Payment) equal to the amount (if any) by which the Proceeds Fee Payment that would otherwise have fallen due as a result of such sale(s) or disposal(s) exceeds either:

(A)                              the Early Settlement Amount actually paid by the Issuer (or the Guarantor) under Condition 6.2 (Early Settlement); or

(B)                              (as the case may be) the aggregate of the Early Settlement Amount and the Reconciliation Payment that were paid under, respectively, Condition 6.2(e) (Early Settlement) and Condition 6.3(a) (Subsequent Reconciliation Payment).

Each Securityholder will be entitled to receive its Pro Rata Share of the Balancing Payment.

(b)                                 The quantum of the Balancing Payment may itself be adjusted in accordance with Condition 4.4(a) (Adjustment of prior Performance Fee Instalments) to reflect adjustments required to be made to the amount of a prior Performance Fee Instalment.

(c)                                  If the Issuer exercises the Early Settlement Option, the Issuer’s obligations in respect of the Securities (and the Guarantor’s obligations under the Guarantee) shall be deemed to have been discharged in full on:

(i)             the date falling nine months after the date on which the Early Settlement Amount is paid to the Securityholders; or

(ii)            (if this is later), the date on which any Balancing Payment and/or Reconciliation Payment which becomes due and payable pursuant to Condition 6.3(a) or Condition 6.4(a) above has been paid in full, and upon such discharge the Securities and the Guarantee will forthwith be cancelled.

6.5                               Purchases

The Issuer, the Parent or any other member of the Group may at any time purchase Securities in any manner and at any price. Any Securities so purchased shall immediately be surrendered to the Registrar for cancellation.

7.                                      COVENANTS

For as long as any of the Securities remain outstanding, the Issuer, failing which the Parent, shall supply copies of the information and documents specified in this Condition 7 to the Fiscal Agent

(who shall be entitled to make such copies available to each of the other Agents) in electronic form and each Agent is irrevocably authorised by the Issuer and the Parent to distribute copies of all such information and documents to, or make the same available for inspection by, any Securityholder upon request.

7.1                               Fee payments: supporting calculations

(a)                                 The Issuer, failing which the Parent, shall, at the same time at which it pays any Performance Fee Instalment, Proceeds Fee Payment, Early Settlement Amount, Reconciliation Payment, Balancing Payment or any other amount under these Conditions (each a Relevant Fee Payment), supply to the Fiscal Agent such details of how such Relevant Fee Payment has been calculated as is reasonably necessary to enable a Securityholder to substantiate the amount of the payment. The Fiscal Agent shall make such details available to any Securityholder upon request, at reasonable times, during normal business hours but shall have no obligation to confirm the accuracy of the information provided to it.

(b)                                 Where Condition 4.4(a) (Adjustment of prior Performance Fee Instalments) applies and the Performance Fee Instalments are being calculated, in part, by reference to the Parent’s unaudited year to date consolidated financial statements relating to the second Financial Quarter of each relevant Financial Year, the Issuer, failing which the Parent, must, at the same time as it supplies the Parent’s audited consolidated financial statements relating to that Financial Year under Condition 7.2 (Financial statements), also supply details of what the relevant Performance Fee Instalment would have been had it been calculated by reference to those audited consolidated financial statements and the Parent’s audited consolidated financial statements for the prior Financial Year and how that amount compares with the amount of the relevant Performance Fee Instalment actually paid by it.

(c)                                  The Issuer, failing which the Parent, shall provide the information required under paragraphs (a) and (b) above in the form of a certificate, signed by an authorised signatory of the Parent, setting out:

(i)            each line item appearing in the Parent’s applicable financial statements which has been used in calculating the amount of the actual or (as the case may be) indicative Relevant Fee Payment or from which that amount has been extrapolated; and

(ii)           the amount of each other quantitative figure or other element used in calculating the actual or indicative Relevant Fee Payment.

Each certificate provided pursuant to this paragraph (c) shall be and accompanied by a report prepared by an Independent Financial Adviser confirming the accuracy of the Relevant Fee Payment calculation undertaken by the Parent.

(d)                                 If any element of the calculation relating to the amount of a Relevant Fee Payment has been determined by reference to the market value (rather than the book value or actual cash sale price) of an asset and that price is less than the book value or cash sale price of the asset, the corresponding report prepared by the Independent Financial Adviser shall confirm that, in its opinion, the market value ascribed to the asset for the purposes of calculating that Relevant Fee Payment represents its fair value.

(e)                                  Provided the report prepared by the Independent Financial Adviser corroborates and supports the Parent’s calculation, save in the case of manifest error, that calculation shall be binding on all Securityholders.

(f)                                   The costs, fees and expenses incurred by the Independent Financial Adviser shall be for the sole account of the Issuer or (as the case may be) the Parent.

7.2                               Financial statements

(a)                                 The Parent shall make available on the Website:

(i)            as soon as they are available, but in any event within 150 days of the end of each Financial Year (commencing with the Financial Year ending on 31 December 2019), an electronic copy of the audited consolidated financial statements in respect of the Parent for that Financial Year;

(ii)           as soon as they are available, but in any event within 90 days after the end of each Financial Quarter of each of Financial Year (commencing with the Financial Quarter ending on 30 June 2019), an electronic copy of the unaudited year to date consolidated financial statements in respect of the Parent prepared after the end of that Financial Quarter; and

(iii)          electronic copies of all documents despatched by the Parent to the Senior Noteholders or its shareholders generally (or any class of them).

(b)                                 The Issuer, failing which the Parent, shall ensure that each set of financial statements made available under Condition 7.2(a) above includes a balance sheet, profit and loss account and cashflow statement and that each set of annual financial statements has been audited by the Parent’s auditors.

(c)                                  The Parent shall not change its Financial Year end.

(d)                                 Each set of financial statements delivered pursuant to Condition 7.2(a):

(i)            shall, in the case of any annual financial statements, be accompanied by any letter addressed to the management of the Parent by its auditors and accompanying those annual financial statements; and

(ii)           shall be prepared in accordance with the Accounting Principles.

(e)                                  The Issuer, failing which the Parent, shall notify the Securityholders (in accordance with Condition 13 (Notices)) of any change in the Accounting Principles, relevant accounting practices or the manner in which the Parent’s audited consolidated financial statements are prepared and, if requested by the Fiscal Agent or any Securityholder, the Issuer, failing which the Parent, shall provide:

(i)            a full description of any such change; and

(ii)           sufficient information to enable a Securityholder to make an accurate:

(A)                               comparison between the financial position indicated in those financial statements and the Parent’s financial statements prior to the relevant change; or

(B)                               determination as to whether the amount of each and any Relevant Fee Payment payable by the Issuer or the Guarantor, as the case may be, under these Conditions has been correctly calculated and the terms of these Conditions complied with as regards such amounts.

7.3                               Other documents

The Issuer, failing which the Parent, shall supply electronic copies of the following documents (in their original form and as amended, supplemented or superseded from time to time) to the Fiscal Agent: these Conditions; the Agency Agreement; the Deed of Guarantee; the Deed of Covenant; the Performance Fee Agreement; the New Notes Information Memorandum (as defined in the Agency Agreement, and with effect from the date of its publication) and the Intercreditor Agreement.

7.4                               English language

All information and documents required to be provided pursuant to this Condition 7 must be in English or, if not in English and if so requested by any Securityholder by notice to the Issuer in accordance with Condition 13 (Notices), accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

8.                                      PAYMENTS

8.1                               Payments in respect of Securities

Payment of any Performance Sharing Fee, Proceeds Sharing Fee, Early Settlement Amount, Reconciliation Payment, Balancing Payment or any other amounts due under the Conditions will be made by transfer to the registered account of the Securityholder or by US Dollar cheque drawn on a bank that processes payments in US Dollars mailed to the registered address of the Securityholder if it does not have a registered account. Payments will be paid to the holder shown on the register of Securityholders at the close of business on the date (the record date) being the fifteenth day before each date on which the Issuer (failing which, the Guarantor) is required to make a payment to the Securityholders.

For the purposes of this Condition 8.1, a Securityholder’s registered account means the US Dollar account maintained by or on behalf of it with a bank that processes payments in US Dollars, details of which appear on the register of Securityholders at the close of business on the relevant record date, and a Securityholder’s registered address means its address appearing on the register of Securityholders at that time.

8.2                               Pro Rata Share

Each Securityholder will be entitled to receive its Pro Rata Share of any Performance Sharing Fee, Proceeds Sharing Fee, Early Settlement Amount, Reconciliation Payment, Balancing Payment or any other amount which is due and payable to the Securityholders as a class under these Conditions.

Pro Rata Share means, with respect to a Securityholder and any payment due to the Securityholders as a class under these Conditions, the portion of the relevant payment equal to the product of:

(i)            the total amount of the relevant payment due to the Securityholders as a class; and

(ii)           a fraction the numerator of which is the number of Securities registered in such Securityholder’s name as at the close of business on the record date for such payment and the denominator of which is the total number of Securities outstanding (including any further Securities issued pursuant to Condition 15 (Further Issues)), as shown in the Register at such time, with the resulting amount being rounded to the nearest USD 0.01 (with USD 0.005 being rounded upwards).

For so long as all the Securities are represented by a global certificate and registered in the name of a nominee for the common depositary for Euroclear and Clearstream, Luxembourg, the only registered Securityholder will be such nominee and accordingly the Pro Rata Share of any payment due to the nominee will be 100 per cent. of such payment. Accountholders holding beneficial interests in the Securities in or through an account with Euroclear or Clearstream, Luxembourg must look to the relevant clearing system for their share of any such payment.

8.3                               Payments subject to applicable laws

Payments on the Securities by the Issuer, and payments by the Guarantor under the Guarantee in respect thereof, are subject in all cases to (i) any fiscal or other laws and regulations applicable in the place of payment, and (ii) any withholding or deduction required pursuant to an agreement described in Section 1471(b) of the U.S. Internal Revenue Code of 1986 (the Code) or otherwise imposed pursuant to Sections 1471 through 1474 of the Code, any regulations or agreements thereunder, any official interpretations thereof, or any law implementing an intergovernmental approach thereto.

8.4                               No commissions

No commissions or expenses shall be charged to the Securityholders in respect of any payments made in accordance with this Condition 8.4.

8.5                               Payment on Business Days

Where payment is to be made by transfer to a registered account, payment instructions (for value the due date or, if that is not a Business Day, for value the first following day which is a Business Day) will be initiated and, where payment is to be made by cheque, the cheque will be mailed, on the Business Day preceding the due date for payment.

Securityholders will not be entitled to any interest or other payment for any delay after the due date in receiving the amount due if the due date is not a Business Day, if the Securityholder is late in surrendering its Certificate (if required to do so) or if a cheque mailed in accordance with this Condition 8.5 arrives after the due date for payment.

8.6                               Agents

The names of the initial Agents and their initial specified offices are set out at the end of these Conditions.  The Issuer reserves the right at any time to vary or terminate the appointment of any Agent and to appoint additional or other Agents provided that there will at all times be a Fiscal Agent, a Registrar and a Transfer Agent.

Notice of any variation, termination or appointment of any Agent and/or of any changes in the specified offices of any Agent will be given to the Securityholders promptly by the Issuer in accordance with Condition 13 (Notices).

9.                                      TAXATION

9.1                               Payment without withholding unless required by law

(a)                                 All payments in respect of the Securities made by or on behalf of the Issuer, and all payments by or on behalf of the Guarantor under the Guarantee in respect thereof, shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature (Relevant Taxes) imposed or levied by or on behalf of the Relevant Jurisdiction, unless the withholding or deduction of the Relevant Taxes is required by law.  In that event, the Issuer or, as the case may be, the

Guarantor, will deduct or withhold such amounts as may be required by law and the Securityholders shall only be entitled to receive the balance of the relevant payment amount after the withholding or deduction, and the payment of such balance shall discharge the obligations of the Issuer (and the Guarantor) in respect of the relevant payment in full.

(b)                                 If the Issuer or the Guarantor is required to make a deduction or withholding for or on account of Relevant Taxes in any Relevant Jurisdiction, it shall make the required deduction or withholding and any payment required in connection therewith within the time permitted and in the minimum amount required by law.  Within 30 days of either making a deduction or withholding, or any payment required in connection therewith, the Issuer or the Guarantor (as the case may be) shall deliver to the Fiscal Agent evidence that the relevant deduction or withholding has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.

9.2                               Interpretation

For the purpose of Condition 9.1, Relevant Jurisdiction means each of:

(a)                                 Cyprus or any political subdivision or any authority thereof or therein having power to tax; and/or

(b)                                 any other jurisdiction or any political subdivision or any authority thereof or therein having power to tax to which (in the case of payments by the Issuer) the Issuer or (in the case of payments by the Guarantor) the Guarantor becomes subject in respect of payments made by it in relation to the Securities or the Guarantee, respectively.

10.                               PRESCRIPTION

Claims in respect of payments due under these Conditions will become prescribed unless made within 10 years from the Relevant Date.

Relevant Date means, with respect to any payment, the date on which such payment first becomes due but, if the full amount of the money payable has not been received by the Fiscal Agent on or before the due date, it means the date on which, the full amount of the money having been so received, notice to that effect has been duly given to the Securityholders by the Issuer or the Guarantor, as the case may be, in accordance with Condition 13 (Notices).

11.                               ENFORCEMENT ETC.

11.1                        Enforcement

Any Securityholder may, at its discretion and without further notice, take such steps and/or institute such proceedings against the Issuer and/or the Guarantor as it may think fit to enforce any payment or other obligation, covenant, condition or provision binding on the Issuer and/or the Guarantor under the Securities held by such Securityholder and/or under the Guarantee in respect thereof (including, without limitation, an application for specific performance and/or a claim for damages).

11.2                        Default interest

If the Issuer and the Guarantor default in making any payment when due of any amount payable under these Conditions, the Issuer (failing which, the Guarantor) shall pay interest on that sum from (and including) the date on which such payment first became due until (but excluding) the date of actual payment (before and after judgment) at an annual rate of 2 per cent., which interest shall accrue from day to day and be compounded quarterly.

12.                               REPLACEMENT OF CERTIFICATES

If any Certificate is lost, stolen, mutilated, defaced or destroyed it may be replaced at the specified office of the Registrar upon payment by the claimant of the expenses incurred in connection with the replacement and on such terms as to evidence and indemnity as the Issuer may reasonably require.  Mutilated or defaced Certificates must be surrendered before replacements will be issued.

13.                               NOTICES

13.1                        Notices to the Securityholders

All notices to the Securityholders required to be given under these Conditions will be valid if mailed to them by first class mail or (if posted to an address overseas) by airmail to the holders (or the first of any joint named holders) at their respective addresses in the Register of Securityholders maintained by the Registrar. Any such notice will be deemed to have been given on the fourth day after being so mailed.

So long as the Securities are evidenced by a Global Certificate and such Global Certificate is held on behalf of a clearing system, notices to Securityholders required to be given under these Conditions may be given by delivery of the relevant notice to that clearing system for communication by it to entitled accountholders in substitution for mailing as required above. Any such notice shall be deemed to have been given to the Securityholders on the day after the day on which such notice is delivered to such clearing system.

13.2                        Notices from the Securityholders

Notices to be given by any Securityholder shall be in writing and given by lodging the same with the Fiscal Agent.

Whilst any of the Securities are evidenced by a Global Certificate, notices to be given to the Issuer or any Agent by any Securityholder may be given by such Securityholder in any manner permitted by the operating procedures of the relevant clearing system and otherwise in such manner as the Fiscal Agent and the applicable clearing system may approve for this purpose.

13.3                        Notices in English

In order to be valid, any notice to be given by the Issuer or any Securityholder under or in respect of these Conditions must be in the English language.

14.                               MEETINGS OF SECURITYHOLDERS AND MODIFICATION

14.1                        Meetings of Securityholders

The Agency Agreement contains provisions for convening meetings of the Securityholders to consider any matter affecting their interests, including the modification by Extraordinary Resolution of any of these Conditions or any of the provisions of the Deed of Guarantee or the Agency Agreement. The quorum at any meeting for passing an Extraordinary Resolution will be:

(a)                                (save where (b) below applies) two or more persons present holding or representing more than 50 per cent. of the Securities for the time being outstanding, or at any adjourned such meeting one or more persons present whatever the number of the Securities held or represented by him or them; or

(b)                                at any meeting the business of which includes any Reserved Matter under the Agency Agreement, including the modification of certain of these Conditions, two or more persons present holding or representing not less than 75 per cent., or at any adjourned such meeting one or more persons present representing not less than 25 per cent., of the Securities for the time being outstanding.

The Reserved Matters provided in the Agency Agreement are:

(1)                                any extension to the due date for payment of any amount under the Securities;

(2)                                any reduction in the amount of any payment to be made in respect of the Securities;

(3)                                any change in the currency of payment for any amounts under the Securities;

(4)                                any change to the basis of calculating any amount payable under the Securities; and

(5)                                any amendment to the provisions allowing for the amendment or waiver of any term of the Securities.

The Agency Agreement provides that:

(i)            a resolution passed at a meeting of the Securityholders duly convened and held in accordance with the provisions of Schedule 3 to the Agency Agreement by a majority consisting of not less than 75 per cent. of the persons voting on the resolution upon a show of hands or, if a poll was duly demanded, by a majority consisting of not less than 75 per cent. of the votes given on the poll;

(ii)           a resolution in writing signed by or on behalf of (i) all holders of the Securities who are entitled to receive notice of a meeting or (ii) where all holders of the Securities have been given at least 10 days’ notice of such resolution,  persons holding at least 75 per cent. of the outstanding Securities, which resolution in writing may be contained in one document or in several documents in similar form each signed by or on behalf of one or more of the Securityholders; or

(iii)          consent given by way of electronic consents through the relevant clearing system(s) (in a form satisfactory to the Fiscal Agent) by or on behalf of (i) all holders of the Securities who are entitled to receive notice of a meeting or (ii) where all holders of the Securities have been given at least 10 days’ notice of such resolution, persons holding at least 75 per cent. of the outstanding Securities, shall, in each case, be effective as an Extraordinary Resolution of the Securityholders.

An Extraordinary Resolution passed by the Securityholders will be binding on all Securityholders, whether or not they are present at any meeting and whether or not they voted on the resolution and whether or not they signed a written resolution or provided an electronic consent.

14.2                        Modification

The Fiscal Agent, the Issuer and the Guarantor may agree, without the consent of the Securityholders, to:

(a)                                 any modification of the Securities or any of the provisions of the Agency Agreement which is of a formal, minor or technical nature or is made to correct a manifest error or to comply with mandatory provisions of the law, or

(b)           any modification (except with respect to a Reserved Matter) of the Securities or the Agency Agreement which the Issuer, acting in good faith and in a commercially reasonable manner, determines is not prejudicial to the interests of the Securityholders.

Any modification shall be binding on the Securityholders and shall be notified by the Issuer to the Securityholders as soon as practicable thereafter in accordance with Condition 13 (Notices).

15.          FURTHER ISSUES

The Issuer may (subject as follows) from time to time, without the consent of the Securityholders, create and issue further securities having terms and conditions the same as those of the Securities so that the same are upon issue consolidated and form a single series with the outstanding Securities (Further Securities), provided that:

(i)            any such Further Securities may only be issued upon, and must directly result from, the exercise by a Performance Fee Holder of the Conversion Option held by it under the terms of the Performance Fee Agreement (subject to paragraph (ii) below); and

(ii)           notwithstanding any subsequent amendment to the Performance Fee Agreement, the number of Further Securities to be issued upon the exercise by a Performance Fee Holder of its Conversion Option shall be determined in accordance with clause 7.1(d) of the Performance Fee Agreement as such clause was in effect as at the Closing Date, and, accordingly, the maximum number of Securities which may at any time be outstanding (in the circumstances where all Performance Fee Holders have exercised their Conversion Options) shall be three thousand, five hundred and fifty (3,550) Securities.

No Further Securities shall be issued during the period from (and including) close of business on any record date for any payment in respect of the Securities to (and including) the due date for such payment.

16.          GOVERNING LAW AND SUBMISSION TO JURISDICTION

16.1        Governing Law

The Agency Agreement, the Deed of Guarantee, the Deed of Covenant and the Securities and any non-contractual obligations arising out of or in connection with the Agency Agreement, the Deed of Guarantee, the Deed of Covenant or the Securities are governed by, and shall be construed in accordance with, English law.

16.2        Submission to Jurisdiction

(a)           Subject to Condition 16.2(c) below, the English courts have exclusive jurisdiction to settle any dispute arising out of or in connection with the Securities and/or the Guarantee, including any dispute as to their existence, validity, interpretation, performance, breach or termination or the consequences of their nullity and any dispute relating to any non-contractual obligations arising out of or in connection with the Securities and/or the Guarantee (a Dispute) and each of the Issuer, the Guarantor and any Securityholders in relation to any Dispute submits to the exclusive jurisdiction of the English courts.

(b)           For the purposes of this Condition, the Issuer and the Guarantor waive any objection to the English courts on the grounds that they are an inconvenient or inappropriate forum to settle any Dispute.

(c)           To the extent allowed by law, the Securityholders may, in respect of any Dispute or Disputes, take (i) proceedings in any other court with jurisdiction; and (ii) concurrent proceedings in any number of jurisdictions.

16.3        Appointment of Process Agent

The Issuer and the Guarantor each irrevocably appoints Law Debenture Corporate Services Limited of Fifth Floor, 100 Wood Street, London EC2V 7EX, United Kingdom as its agent for service of process in any proceedings before the English courts in relation to any Dispute and agrees that, in the event of such agent (or any successor thereto) being unable or unwilling for any reason so to act, it will immediately appoint another person as its agent for service of process in England in respect of any Dispute. The Issuer and the Guarantor each agrees that failure by a process agent to notify it of any process will not invalidate service.  Nothing in this Condition shall affect the right to serve process in any other manner permitted by law.

16.4        Waiver of immunity

(a)           The Issuer and the Guarantor each irrevocably and unconditionally waives generally all immunity it or its assets or revenues may otherwise have in any jurisdiction, including immunity in respect of:

(i)            the bringing of any suit, action or proceeding;

(ii)           the giving of any relief by way of injunction or order for specific performance or for the recovery of assets or revenues; and

(iii)          the issue of any process against its assets or revenues for the recognition and/or enforcement of a judgment or, in an action in rem, for the arrest, detention or sale of any of its assets and revenues.

(b)           The Issuer and the Guarantor each agrees that in any proceedings in England this waiver shall have the fullest scope permitted by the English State Immunity Act 1978 and that this waiver is intended to be irrevocable for the purposes of the English State Immunity Act 1978.

17.          RIGHTS OF THIRD PARTIES

No rights are conferred on any person under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Security, but this does not affect any right or remedy of any person which exists or is available apart from that Act.

18.          DEFINITIONS AND INTERPRETATION

18.1        Definitions

For the purposes of these Conditions:

Accounting Principles means IFRS as prescribed under The Cyprus Companies Law, Cap 113 and Regulation (EC) No 1606/2002.

Adjusted Consolidated EBITDA means, in respect of any Relevant Period, Consolidated EBITDA for that Relevant Period but without deducting, where such amounts would otherwise be deductible in accordance with the Accounting Principles or the definition of Consolidated EBITDA, any Non-Deductible Expenses incurred in or relating to that Relevant Period.

Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

Agency Agreement has the meaning given in the preamble to these Conditions.

Agent has the meaning given in the preamble to these Conditions.

Balancing Payment has the meaning given in Condition 6.4(a).

Borrowings means, at any time, the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on prepayment or redemption) of any indebtedness of members of the Group for or in respect of:

(a)           moneys borrowed and debit balances at banks or other financial institutions;

(b)           any acceptances under any acceptance credit or bill discount facility (or dematerialised equivalent);

(c)           any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)           any liability in respect of a Finance Lease (but excluding, for these purposes, any liability in respect of an Exempt IFRS 16 Lease);

(e)           receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis and meet any requirements for de-recognition under the Accounting Principles);

(f)            any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution (but not any such instrument issued in respect of the obligations of any member of the Group arising in the ordinary course of trading of that member of the Group and which remain outstanding for 180 days or less);

(g)           any amount raised by the issue of shares which are redeemable (other than at the option of the Issuer) before 31 December 2027 or are otherwise classified as borrowings under the Accounting Principles;

(h)           any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind the entry into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services outside of the ordinary course of trade and payment is due more than 150 days after the date of supply;

(i)            any amount raised under any other transaction (including any forward sale or purchase agreement, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise required to be classified as borrowings under the Accounting Principles; and

(j)            the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above,

(but without double counting any of the above items) and provided further that “Borrowings” shall not include:

(i)            any obligations in respect of workers’ compensation claims, early retirement or termination obligations;

(ii)           pension fund obligations or contributions or similar claims;

(iii)          obligations in respect of or contributions to social security or wage taxes; or

(iv)          any obligations under or in respect of condition 6(d) of the Senior Notes, the Exit Fee Agreement, the Performance Fee Agreement and/or the Securities themselves.

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Nicosia and New York.

Capital Expenditure means any expenditure or obligation in respect of expenditure (including the consideration paid for, or the cost of:

(a)           the acquisition of a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them) or the incorporation of a company; and

(b)           any investment in a joint venture,

which, in accordance with the Accounting Principles, is treated as capital expenditure (and (except for the purposes of paragraph (h) of the definition of “Cashflow” where it shall not be included) including the capital element of any expenditure or obligation incurred in connection with a Finance Lease) but excluding for these purposes, any expenditure or obligation in respect of a recognised right-to-use lease asset under Exempt IFRS 16 Leases.

Cashflow means, in respect of any Relevant Period, Consolidated EBITDA for that Relevant Period after:

(a)           adding the amount of any decrease (and deducting the amount of any increase) in Working Capital for that Relevant Period;

(b)           excluding any non-cash translation difference;

(c)           adding the amount of any cash receipts (and deducting the amount of any cash payments) during that Relevant Period in respect of any Exceptional Items not already taken account of in calculating Consolidated EBITDA for any Relevant Period;

(d)           adding the amount of any cash receipts during that Relevant Period in respect of any Tax rebates or credits and deducting the amount actually paid in respect of Taxes during that Relevant Period by any member of the Group;

(e)           adding (to the extent not already taken into account in determining Consolidated EBITDA) the amount of any dividends or other profit distributions received in cash by any member of the Group during that Relevant Period from any Non-Group Entity and deducting (to the extent not already deducted in determining Consolidated EBITDA) the amount of any dividends paid in cash during the Relevant Period to minority shareholders in members of the Group;

(f)            adding the amount of any cash paid to a member of the Group in the Relevant Period that represents repayment of any loan made to a joint venture;

(g)           adding the amount of any increase in provisions, other non-cash debits and other non-cash charges and deducting the amount of any non-cash credits in each case to the extent taken into account in establishing Consolidated EBITDA;

(h)           deducting the amount of any Capital Expenditure actually made in cash during that Relevant Period by any member of the Group except (in each case) to the extent funded from:

(i)            any credit facility made available to a member of the Group; or

(ii)           any investment in any member of the Group for the issuance of shares or other ownership interests in that member of the Group by a person which is not another member of the Group;

(i)            deducting the amount of any cash costs of Pension Items during that Relevant Period to the extent not taken into account in establishing Consolidated EBITDA,

and so that no amount shall be added (or deducted) more than once.

Change of Control means that the Parent ceases to be controlled (whether directly or indirectly) by any of the following:

(a)           Mr Viktor Pinchuk;

(b)           one or more Principal Shareholders; and

(c)           (as the case may be) a combination of Mr Viktor Pinchuk and one or more Principal Shareholders  (whether acting individually or in concert),

where, for the purposes of this definition, control means:

(i)            the ownership (whether directly or indirectly) of at least 75 per cent. of the shares or other ownership interests in the Parent and the ownership and control of at least 75 per cent. of the voting rights attached to all the shares or other ownership in the Parent which confers the right to appoint the directors or equivalent officers of the Parent; and

(ii)           the power (whether by way of ownership of shares, proxy, contract, agency or otherwise):

(A)          to remove all, or the majority, of the directors or other equivalent officers of the Parent; and

(B)          to give directions with respect to the operating and/or financial policies of the Parent with which the directors or other equivalent officers of the Parent are obliged to comply;

Clearstream, Luxembourg means Clearstream Banking S.A.

Closing Date means the Restructuring Effective Date (being the original issue date for the Securities (other than Further Securities, if any)).

Consolidated EBITDA means, in respect of any Relevant Period, the consolidated operating profit of the Group before taxation (excluding the results from discontinued operations):

(a)           before deducting (without double counting):

(i)            Finance Charges;

(ii)           any other costs (which are not Finance Charges) classified as finance costs under applicable Accounting Principles;

(iii)          Restructuring Costs;

(iv)          (to the extent any such amount would otherwise be deducted in computing the consolidated operating profit) any cash dividends or other distributions paid or made by the Parent in respect of that Relevant Period;

(v)           (or adding back) the amount of any Pension Items recognised as an interest charge (or as income) under applicable Accounting Principles;

(b)           not including any accrued interest owing or paid to any member of the Group;

(c)           before taking into account any Exceptional Items;

(d)           after deducting the amount of any profit of any Non-Group Entity to the extent that the amount of the profit included in the financial statements of the Group exceeds the amount actually received in cash by members of the Group through distributions by the Non-Group Entity;

(e)           before taking into account any unrealised gains or losses on any financial instrument (other than any derivative instrument which is accounted for on a hedge accounting basis);

(f)            before taking into account any realised or unrealised exchange gains or losses, including those arising on translation of currency debt or cashflow hedge items which are recognised as part of consolidated operating profit under applicable Accounting Principles;

(g)           before taking into account any gain or loss arising from an upward or downward revaluation of any other non-current asset;

(h)           before taking into account gains (or losses) on the disposal of plant, property or equipment for that period; and

(i)            before taking into account any amortisation, depreciation or impairment of assets of members of the Group, or of any capitalised and non-recurring restructuring and debt issuance costs, (and taking no account of the reversal of any previous impairment charge made in that period) other than amortisation or depreciation attributable to any Exempt IFRS 16 Lease), in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining operating profits of the Group before taxation.

Conversion Option means the option of a Performance Fee Holder to release all (but not some only) of its rights and claims against the Issuer under the Performance Fee Agreement for payment of the amounts due thereunder in exchange for the Issuer issuing Further Securities to it in accordance with Condition 15 (Further Issues).

Current Assets means the aggregate (on a consolidated basis) of all inventory, work in progress, trade and other receivables (including in relation to Taxes) of each member of the Group including prepayments in relation to operating items and sundry debtors expected to be realised within 12 months from the date of computation but excluding any interest owing to any member of the Group.

Current Liabilities means the aggregate (on a consolidated basis) of all liabilities (including trade creditors, accruals and provisions) of each member of the Group expected to be settled within 12 months from the date of computation but excluding any provision in respect of claims made by customers of the Group, but excluding any interest payable.

Deed of Covenant has the meaning given in the preamble to these Conditions.

Deed of Guarantee has the meaning given in the preamble to these Conditions.

Dispute has the meaning given to that term in Condition 16.2(a).

Early Settlement Amount has the meaning given in Condition 6.2(c).

Early Settlement Date has the meaning given in Condition 6.2(b).

Early Settlement Option has the meaning given in Condition 6.2(a).

EastOne means EastOne Group Limited (registration number 06198819), a limited company registered in England, whose registered office is located at Third Floor, 95 The Promenade, Cheltenham, Gloucester, GL50 1HH, United Kingdom.

EastOne Costs means any services provided and costs incurred by EastOne on behalf of any member of the Group and payable or reimbursable to EastOne by Interpipe M.E FZE in accordance with the EastOne Management Agreement.

EastOne Management Agreement means the consulting services agreement between EastOne and Interpipe M.E FZE.

Euroclear means Euroclear Bank SA/NV.

Exceptional Items means any exceptional, one-off, unusual, non-recurring or extraordinary items which represent gains or losses including those arising on:

(a)           the restructuring of the activities of an entity and reversals of any provisions for the cost of restructuring;

(b)           disposals, revaluations, write downs or impairment of non-current assets or any reversal of any write down or impairment; and

(c)           disposals of assets associated with discontinued operations.

Exempt IFRS 16 Lease means a lease, or the obligations under a lease contract, which (in the case of the lease):

(a)           was entered into prior to the Restructuring Effective Date; or

(b)           represents the renewal or extension of, or the entry into a new lease in respect of assets or equipment which were the subject of, a lease that was entered into prior to the Restructuring Effective Date, and (in the case of the lease or the obligations under the relevant lease contract) and in accordance with Applicable Accounting Principles:

(i)            would have been treated as an operating lease prior to 1 January 2019; but

(ii)           is/are accounted for on a basis substantially equivalent to a Finance Lease on and after 1 January 2019.

Exit Fee Agreement means the agreement dated on or about [•] 2019 between the Parent and the creditors named therein for the payment of certain fixed fees if, but only if, the Final Discharge Date has not occurred prior to the fourth anniversary of the Closing Date.

Final Discharge Date means the first date on which the Parent has repaid in full all liabilities, and there are no amounts outstanding, under or in connection with the Initial Senior Finance Documents, the Senior Notes Documents and (if applicable) the Exit Fee Agreement.

Finance Charges means, for any Relevant Period, the aggregate amount of the accrued interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments in respect of Borrowings paid or payable by any member of the Group (calculated on a consolidated basis) in cash or capitalised in respect of that Relevant Period including:

(a)           any upfront fees or costs;

(b)           the interest (but not the capital) element of payments in respect of Finance Leases;

(c)           any commission, fees, discounts and other finance payments payable by any member of the Group under any interest rate hedging arrangement;

(d)           if a Joint Venture is accounted for on a proportionate consolidation basis, and the results of the Joint Venture are included in Consolidated EBITDA, the Group’s share of the finance costs or interest receivable of the Joint Venture, but excluding:

(e)           capitalised, amortising, non-recurring and non-cash restructuring and debt issuance costs;

(f)            any finance charges in respect of Exempt IFRS 16 Leases; and

(g)           any charges in respect of Pension Items,

and so that no amount shall be added (or deducted) more than once.

Finance Lease means a liability under any lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a balance sheet liability.

Financial Quarter means each three month period commencing on the day following a Quarter Date and ending on the next Quarter Date.

Financial Year means the annual accounting period of the Parent ending on or about 31 December in each year.

Fiscal Agent has the meaning given in the preamble to these Conditions.

Further Securities has the meaning given in Condition 15 (Further Issues).

Guarantee has the meaning given in the preamble to these Conditions.

Guarantor has the meaning given in the preamble to these Conditions.

Group means the Parent and its Subsidiaries for the time being.

Holding Company means, in relation to a person, any other person in respect of which it is a Subsidiary.

IFRS means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

Independent Financial Adviser means:

(a)           any institution listed in the Schedule (Pre-approved Independent Financial Advisers) to these Conditions; or

(b)           any other investment banking, accountancy, appraisal or financial advisory firm:

(i)            which is not a Shareholder Affiliate or an Affiliate of the Parent; and

(ii)           the identity of which has been approved by an Extraordinary Resolution of the Securityholders.

Initial Senior Facility Agreement means the USD [•] facility agreement dated on or about [•] 2019, between the Parent as borrower, Global Loan Agency Services Limited as agent and the lenders named therein.

Initial Senior Finance Documents means the “Finance Documents” as that term is defined in the Initial Senior Facility Agreement.

Intercreditor Agreement means the intercreditor agreement dated on or about [•] 2019 between amongst others, the Issuer, the Parent and the Senior Notes Trustee.

Interpipe NTRP means PJSC “INTERPIPE NIZHNEDNEPROVSKY TUBE ROLLING PLANT”, a public joint stock company established under the laws of Ukraine and registered with legal entity identification code 05393116, whose registered office is located at 21 Stolietova Str., Dnipropetrovsk, Dnipropetrovska Oblast, 49081, Ukraine.

Joint Venture means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

Non-Arms’ Length Debt means any indebtedness for borrowed money (including, where the context requires, any interest accrued thereon and any fees payable in connection therewith) owed by a member of the Group to a Shareholder Affiliate.

Non-Deductible Expenses has the meaning given in Condition 4.1.

Non-Group Entity means any investment or entity (which is not itself a member of the Group (including associates and joint ventures)) in which any member of the Group has an ownership interest.

Parent means Interpipe Holdings Plc (registration number HE 396228) a public limited company established under the laws of Cyprus, whose registered office is located at Mykinon 8, 1065 Nicosia, Cyprus.

Paying Agent has the meaning given in the preamble to these Conditions.

Pension Items means any income or charge attributable to a post-employment benefit scheme (including a retirement benefit plan) whether recognised as:

(a)           current service costs;

(b)           past service costs;

(c)           an amortisation of actuarial gains/losses; or

(d)           interest cost or income,

in each case under applicable Accounting Principles.

Performance Fee Agreement means the performance fee agreement dated [•] 2019 between the Issuer and the Performance Fee Holders named therein (as the same may be amended or replaced from time to time upon the transfer of the rights and obligations of a Performance Fee Holder in accordance with the terms thereof).

Performance Fee Holder means a Performance Fee Holder under (and as defined in) the Performance Fee Agreement, and shall include any new Performance Fee Holder to whom an original (or previous) Performance Fee Holder has transferred by novation all (but not some only) of its rights and obligations under the Performance Fee Agreement.

Performance Fee Instalment has the meaning given to that term in Condition 4.2(a) (Timing and quantum).

Performance Sharing Fee has the meaning given to that term in Condition 4.2(a) (Timing and quantum).

Principal Shareholders means any discretionary trust established for either:

(a)           the sole benefit of Mr Viktor Pinchuk; or

(b)           the benefit of Mr Viktor Pinchuk and his family members (provided that, in any such case:

(i)            instructions relating to the conduct of trust business may only be given by officers and directors of the trust in accordance with the terms of the instrument constituting the trust; and

(ii)           Mr Viktor Pinchuk is the only named beneficiary),

which trust owns, at any time (whether directly or indirectly), any of the shares in the Parent.

Proceeds Fee Payment has the meaning given to that term in Condition 5.2 (Timing and amount).

Proceeds Sharing Fee has the meaning given to that term in Condition 5.2 (Timing and amount).

Pro Rata Share has the meaning given to that term in Condition 8.2 (Pro Rata Share).

Quarter Date means each of 31 March, 30 June, 30 September and 31 December.

Reconciliation Payment has the meaning given in Condition 6.3(a) (Subsequent Reconciliation Payment).

Registrar has the meaning given in the preamble to these Conditions.

Relevant Date has the meaning given to that term in Condition 10.

Relevant Fee Payment has the meaning given to the term in Condition 7.1 (Fee payments: supporting calculations).

Relevant Period means each period of 12 months either:

(a)                                 corresponding to a Test Period; or

(b)                                 (as the context requires) otherwise ending on the last day of a Financial Year.

Relevant Proportion means, with respect to the Issuer’s (failing which, the Guarantor’s) obligation to pay any Performance Fee Instalment, Proceeds Fee Payment or Early Settlement Amount at any time, an amount in US Dollars equal to the product of (a) and (b) below, with the resulting figure being rounded to the nearest USD 0.01 (with USD 0.005 being rounded up):

(a)                                the relevant Total Performance Fee Instalment, Total Proceeds Fee Payment or Total Early Settlement Amount (as the case may be); and

(b)                                a fraction:

(i)            the numerator of which is the product of (x) 100,000 and (y) the aggregate number of Securities (including, for the avoidance of doubt, any Further Securities) outstanding at that time; and

(ii)           the denominator of which is 355,000,000.

Relevant Taxes has the meaning given in Condition 9.1 (Payment without withholding).

Restructuring means the restructuring of the pre-existing principal financial indebtedness of Interpipe Limited and its Subsidiaries with the terms of that restructuring providing for the issuance of the Securities.

Restructuring Agreement means the restructuring agreement dated [•] 2019 between, among others, the Guarantor, Interpipe Limited, certain subsidiaries of Interpipe Limited and the financial institutions listed therein providing for the implementation of a restructuring of the pre-existing financial indebtedness of Interpipe Limited and its Subsidiaries.

Restructuring Costs means one-off costs incurred by the Group in connection with the Restructuring during the Financial Years ending 31 December 2018 and 31 December 2019.

Restructuring Effective Date has the meaning given to it in the Restructuring Agreement.

Securities has the meaning given in the preamble to these Conditions.

Securityholder has the meaning given in the preamble to these Conditions.

Senior Noteholders has the meaning given to that term in the Senior Notes Trust Deed.

Senior Notes means the 10.25 per cent. senior secured notes due 2024 issued by the Parent pursuant to the Senior Notes Trust Deed.

Senior Notes Documents means the Senior Notes, the Senior Notes Trust Deed, the Senior Notes Guarantee and Surety Agreement and the Standalone Notes Surety Agreement.

Senior Notes Guarantee and Surety Agreement means a guarantee and surety agreement dated on or about the date of this Agreement between the Senior Notes Trustee, the Parent and certain

Subsidiaries of the Parent under which those Subsidiaries grant guarantees or suretyships for the Parent’s obligations under and in connection with the Senior Notes.

Senior Notes Trust Deed means the notes trust deed dated on or about [•] 2019 between (among others) the Parent as issuer and the Senior Notes Trustee.

Senior Notes Trustee means Madison Pacific Trust Limited.

Shareholder Affiliate means any of the following (whether alone or in any combination):

(a)                                 the Principal Shareholders;

(b)                                 Mr Viktor Pinchuk;

(c)                                  Mr Viktor Pinchuk’s parents and any present or future child, grandchild, spouse or parent-in-law, of Mr Viktor Pinchuk;

(d)                                 any other trust established by or for the benefit of Mr Viktor Pinchuk or his family members or beneficiaries (other than any such trust established without the knowledge or consent of Mr Pinchuk or any of his family members provided that neither Mr Pinchuk nor any of his family members (either individually or together) controls any Senior Notes or any participation in the loan under the Initial Senior Facility Agreement that may be held by that trust);

(e)                                  any entity which is a direct or indirect shareholder of the Parent;

(f)                                   EastOne;

(g)                                  any partnership or association in which any of the foregoing control at least 50 per cent. (plus one vote or share) of the voting rights or relevant shares or other ownership interests;

(h)                                 any corporation or other entity which is an Affiliate of any of the foregoing.

Standalone Notes Surety Agreement means a surety agreement dated on or about [•] 2019 between the Senior Notes Trustee and (initially) Interpipe NTRP under which:

(a)                                 Interpipe NTRP with effect from the Restructuring Effective Date; and

(b)                                 with effect from the date of its accession thereto, each (if any) Additional Standalone Surety (as defined therein),

grants a suretyship for all of the Parent’s obligations under and in connection with the Senior Notes.

Any reference to the Standalone Notes Surety Agreement shall, as the context requires, be deemed to include a reference to any additional standalone suretyship agreement that a member of the Group is required to enter into in accordance with the terms of the Senior Notes Documents

Subsidiary means an entity of which a person has direct or indirect control or owns directly or indirectly more than 50 per cent. of the voting capital or similar right of ownership and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of them) (and Taxes shall be construed accordingly).

Test Period has the meaning given to that term in Condition 4.1 (Definitions).

Total Early Settlement Amount has the meaning given in Condition 6.2(c).

Total Performance Fee Instalment has the meaning given in Condition 4.2(b).

Total Proceeds Fee Payment has the meaning given in Condition 5.2(b).

US Dollars or USD means the lawful currency for the time being of the United States of America.

Website means an investor portal maintained on the Parent’s website, provided that access to such portal and any information made available pursuant to the requirements of these Conditions thereon may, at the option of the Issuer and the Parent, be restricted solely to holders that (a) provide a copy of a proof of their holdings of the Securities in a form reasonably satisfactory to the Issuer (such as an account statement provided by a clearing systems custodian) prior to registration and otherwise as may be reasonably requested by the Issuer from time to time and (b) agree to keep any information provided to them via such website confidential.

Working Capital means, on any date, Current Assets less Current Liabilities.

18.2                        Interpretation

(a)                                 Unless these Conditions expressly provide to the contrary, any reference in these Conditions to:

(i)            an amendment includes a supplement, novation, extension (whether of maturity or otherwise), restatement, re-enactment or replacement (however fundamental and whether or not more onerous) and amended will be construed accordingly;

(ii)           assets includes present and future properties, revenues and rights of every description;

(iii)          disposal includes a sale, transfer, assignment, grant, lease, licence, declaration of trust or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

(iv)          any agreement or instrument includes (without prejudice to any restriction on amendments) any amendment to that agreement or instrument or other agreement or instrument, including any change in the purpose of, any extension of or any increase in the amount of a facility or any additional facility;

(v)           indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)          a person includes any individual, firm, company, corporation, government, state or agency of a state or any association or body (including a partnership, trust, fund, joint venture or consortium), or any other entity (whether or not having separate legal personality);

(vii)         a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which a person to which it applies is generally accustomed to comply) of any governmental, inter-governmental or supranational body, agency or department, or of any regulatory, self-regulatory or other authority or organisation;

(viii)        a provision of law is a reference to that provision as amended and includes any subordinate legislation; and

(ix)          a time of day is a reference to London time.

(b)                                 Headings are for ease of reference only and do not affect the interpretation of these Conditions.

SCHEDULE

(PRE-APPROVED INDEPENDENT FINANCIAL ADVISERS)

1.                                      BDO

2.                                      Deloitte

3.                                      Ernst & Young

4.                                      Grant Thornton

5.                                      KPMG

6.                                      Lazard & Co Ltd

7.                                      PJT Partners

8.                                      PricewaterhouseCoopers

9.                                      Rothschild & Co Ltd

SUMMARY OF PROVISIONS WHILE IN GLOBAL FORM

The Global Certificate will contain the following provisions which apply to the Securities represented by the Global Certificate, some of which modify the effect of the Conditions.  Terms defined in the Conditions have the same meaning in paragraphs 1 to 7 below.

1.                                      ACCOUNTHOLDERS

The Securities will, upon issue, initially be represented by a global certificate (the Global Certificate) registered in the name of a nominee (the Registered Holder) for a common depository of Euroclear and Clearstream, Luxembourg.

For so long as any of the Securities are evidenced by the Global Certificate, each person (other than another clearing system) who is for the time being shown in the records of Euroclear or Clearstream, Luxembourg (as the case may be) as the holder of a particular number of Securities (each an Accountholder) (in which regard any certificate or other document issued by Euroclear or Clearstream, Luxembourg (as the case may be) as to the aggregate number of such Securities standing to the account of any person shall be conclusive and binding for all purposes save in the case of manifest error) shall be treated as the holder of such aggregate number of such Securities (and the expression “Securityholders” and references to “holding of Securities” and to “holder” in respect of any Securities shall be construed accordingly) (the Accountholder’s Holding) for all purposes other than with respect to payments on such Securities, for which purpose the Registered Holder shall be deemed to be the sole holder of such aggregate number of the Securities in accordance with and subject to the terms of the Global Certificate.

Cancellation of any Security following its final discharge, early settlement or purchase and cancellation will be effected by reduction in the aggregate number of the Securities in the Register of Securityholders, and the number of Securities represented by the Global Certificate shall be reduced accordingly.

2.                                      PAYMENTS

For so long as the Registered Holder is shown in the Register as the holder of the Securities evidenced by the Global Certificate, the Registered Holder shall (subject as set out above under ‘Accountholders’) in all respects be entitled to the benefit of such Securities and shall be entitled to the benefit of the Agency Agreement.

Payments of all amounts payable under the Conditions in respect of the Securities evidenced by this Global Certificate will be made to or to the order of the Registered Holder, and such payment will discharge the Issuer’s obligation to pay such amount to the extent so paid.  Each Accountholder must look solely to Euroclear or Clearstream, Luxembourg, as the case may be, for its share of each payment so made to the Registered Holder.

For the purposes of Condition 8.1 (Payments in respect of Securities), with respect to payments made in respect of Securities evidenced by the Global Certificate, the reference to “record date” shall be deemed to be to the close of the “ICSD Business Day” before the relevant due date, where ICSD Business Day means a day on which Euroclear and Clearstream, Luxembourg are open for business.

3.                                      NOTICES

Notices by the Issuer

So long as the Securities are evidenced by a Global Certificate and such Global Certificate is held on behalf of a clearing system, notices to Securityholders required to be given under the Conditions may be given by delivery of the relevant notice to that clearing system for communication by it to entitled Accountholders in substitution for mailing as required by Condition 13 (Notices).  Any such notice shall be deemed to have been given to the Securityholders on the day after the day on which such notice is delivered to such clearing system.

Notices by Securityholders

Whilst any of the Securities are evidenced by a Global Certificate, notices to be given to the Issuer or any Agent by any Securityholder may be given by such Securityholder in any manner permitted by the operating procedures of the relevant clearing system and otherwise in such manner as the Fiscal Agent and the applicable clearing system may approve for this purpose.

4.                                      EXCHANGE AND REGISTRATION OF TITLE

The Global Certificate will be exchangeable (free of charge to the holder) in whole but not in part for Certificates only upon the occurrence of an Exchange Event.  An Exchange Event means that the Issuer has been notified that both Euroclear and Clearstream, Luxembourg have been closed for business for a continuous period of 14 days (other than by reason of holiday, statutory or otherwise) or have announced an intention permanently to cease business or have in fact done so and no successor clearing system is available.

If an Exchange Event occurs, the Issuer will promptly give notice to the Securityholders and, not later than the date (the Final Exchange Date) falling 30 days following the date on which the Global Certificate is presented to the Registrar at its specified offices, the Global Certificate will be exchanged for Certificates in definitive form, such exchange to be effected by the Registrar (a) entering each Accountholder in the Register as the registered holder of the number of Securities equal to such Accountholder’s Holding and (b) completing, authenticating and dispatching to each Accountholder a Certificate evidencing such Accountholder’s Holding.  The aggregate number of the Securities evidenced by Certificates issued upon an exchange of the Global Certificate will be equal to the aggregate outstanding number of the Securities evidenced by the Global Certificate at the time of exchange.

5.                                      DIRECT RIGHTS

In the event that:

(a)                                any payment under any Security evidenced by the Global Certificate (or any part of it) has become due and payable in accordance with the Conditions and payment in full of the amount due has not been made to or to the order of the Registered Holder, or

(b)                                following an Exchange Event, the Global Certificate is not duly exchanged for Certificates by the Final Exchange Date; or

(c)                                 the Issuer breaches any other term, condition or provision of the Securities,

then from 8.00 p.m. (London time) on such day each Accountholder will become entitled to proceed directly against the Issuer on, and subject to, the terms of the Deed of Covenant executed by the Issuer on [•] 2019 in respect of the Securities, for the purposes solely of enforcing its rights in respect of the relevant breach by the Issuer, and the Registered Holder will have no further rights in respect of such breach under the Global Certificate (but without prejudice to the rights any person may have under the Deed of Covenant).

6.                                      TRANSFERS

Transfers of book-entry interests in the Securities will be effected through the records of Euroclear and/or Clearstream, Luxembourg and their respective participants in accordance with the rules and procedures of Euroclear and/or Clearstream, Luxembourg and their respective direct and indirect participants.

The Securities have no nominal or principal amount. Trading of the Securities in Euroclear and Clearstream, Luxembourg will be on a “per unit” basis and not on the basis of principal or nominal amounts. Accordingly, an instruction in respect of the Securities to buy or sell (for example) “100” shall be an instruction to buy or sell (as the case may be) 100 Securities (i.e. 100 units).

7.                                      COVENANTS

All references in Condition 7 to “Securityholders” or a “Securityholder” shall, in respect of any Securities represented by the Global Certificate, be deemed to include reference to any Accountholder or other beneficial owner of interests in any Security represented by the Global Certificate, provided that each of the Fiscal Agent and the Issuer and/or the Guarantor (as applicable) shall, prior to the provision of any document or information under Condition 7, be entitled to require such Accountholder or other beneficial owner to provide reasonable evidence of its beneficial holding of Securities.